SCHEDULE 14A INFORMATION

                       Proxy Statement Pursuant to Section
                     14(a) of the Securities Exchange Act of
                              1934 (Amendment No. )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to $240.14a-12

                       HOLLYWOOD ENTERTAINMENT CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       HOLLYWOOD ENTERTAINMENT CORPORATION

                              9275 S.W. Peyton Lane
                            Wilsonville, Oregon 97070

                NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS
                                  May 30, 2002

To the Shareholders of Hollywood Entertainment Corporation:

     The Annual Meeting of the Shareholders of Hollywood Entertainment Corporation, an Oregon corporation, will be held at 9:00 a.m., Pacific time, on May 30, 2002 in the Columbia Room at the Sweetbrier Inn, 7125 S.W. Nyberg Rd., Tualatin, Oregon, for the following purposes:

     1. Electing directors to serve for the following year and until their successors are elected; and

     2.   Transacting any other business that properly comes before the meeting.

     Only shareholders of record at the close of business on April 22, 2002 will be entitled to vote at the Annual Meeting. Shareholders may vote in person, by written proxy, or over the Internet. Instructions for voting over the Internet are printed on the proxy card. Even if you plan to attend in person, please date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose or complete your proxy over the Internet at your earliest convenience. You may attend the meeting in person even if you submit your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

                                        By Order of the Board of Directors

                                        Donald J. Ekman
                                        Executive Vice President of
                                        Legal Affairs and Secretary

Wilsonville, Oregon
April 30, 2002

                       HOLLYWOOD ENTERTAINMENT CORPORATION

                              9275 S.W. Peyton Lane
                            Wilsonville, Oregon 97070
                                 (503) 570-1600

                                 PROXY STATEMENT
                         Annual Meeting of Shareholders

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held in the Columbia Room at the Sweetbrier Inn, 7125 S.W. Nyberg Rd., Tualatin, Oregon, on May 30, 2002 at 9:00 a.m., Pacific time, and any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Company's shareholders is April 30, 2002.

     Upon written request to Donald J. Ekman, Executive Vice President of Legal Affairs and Secretary, any person whose proxy is solicited by this proxy statement will be provided, without charge, a copy of the Company's Annual Report on Form 10-K. The report can also be accessed through the Internet website of the Securities and Exchange Commission at http://www.sec.gov.

Record Date

     Only shareholders of record at the close of business on April 22, 2002 (the "Record Date") are entitled to notice of, and to vote at, the meeting.

Shares Outstanding and Voting Rights

     As of April 8, 2002 the Company had 58,395,880 shares of common stock ("Common Stock") outstanding. The Company does not expect the number of shares of Common Stock outstanding to change materially between April 8, 2002 and the Record Date. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. There are no cumulative voting rights. You may vote either in person at the Annual Meeting or by proxy. You may vote by proxy by completing a proxy card and mailing it in the enclosed postage-paid envelope or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you.

Proxy Procedure

     When a proxy card in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR the nominees listed in Proposal 1, Nomination and Election of Board of Directors, and these votes will be counted toward determining a quorum. As described above, you may also be able to vote over the Internet. Your ability to vote over the Internet will close at 11:59 p.m., Eastern time on May 29, 2002. Any shareholder who gives a proxy may revoke it at any time before it is voted by (i) submitting a written notice of revocation to the Secretary of the Company at the above address; (ii) submitting a later-dated proxy to the Company either in writing or over the Internet; or
(iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining whether a quorum is present.

     Solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to these beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, fax or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for these services. Costs of any solicitation will be borne by the Company.

PROPOSAL 1: NOMINATION AND ELECTION OF BOARD OF DIRECTORS
                     We Recommend a Vote FOR all Nominees.

Nominees

     The Board of Directors consists of five members. Mark J. Wattles, James N. Cutler, Jr., Donald J. Ekman, S. Douglas Glendenning and William P. Zebe, each of whom is now a director, have been nominated for re-election by the Nominating Committee. The directors elected at the 2002 Annual Meeting will serve until the Annual Meeting of Shareholders in 2003 and until their successors are elected and qualified.

     The following table briefly describes the Company's nominees for directors.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

Name                                     Age   Position
----                                     ---   --------
Mark J. Wattles (1) .................... 41    Chairman of the Board, Chief Executive Officer, President
                                                and Director
James N. Cutler, Jr. (2)(3)(4)(5) ...... 50    Director
Donald J. Ekman (1) .................... 49    Executive Vice President of Legal Affairs, Secretary
                                                and Director
S. Douglas Glendenning(2)(3)(4)(5) ..... 45    Director
William P. Zebe (1)(2)(3)(5) ........... 43    Director

------------

(1) Member of the Real Estate Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Stock Option Committee.
(5) Member of the Nominating Committee.

     Mark J. Wattles founded Hollywood in June 1988 and has served as a director, Chairman of the Board, and Chief Executive Officer since that time. From June 1988 through September 1998, Mr. Wattles also served as President of the Company. From August 1998 through June 2000, Mr. Wattles left his full time position at Hollywood and served as CEO of Reel.com, the Company's wholly owned subsidiary. In August 2000, Mr. Wattles returned full time to Hollywood and in January 2001 was re-appointed President of Hollywood by the Board. Mr. Wattles has been an owner and operator in the video rental industry since 1985. He has been a participant and key speaker in several entertainment industry panels and conferences and currently serves as a member of the Video Software Dealers Association (VSDA) Board of Directors.

     James N. Cutler, Jr. became a director of the Company in October 2000. Mr. Cutler has been President and Chief Executive Officer of The Cutler Corporation, a private holding company for various private businesses, since 1980. Mr. Cutler also serves as an officer or director of a number of private corporations including Rol-Away Truck Mfg. Co. and R & K Industrial Products. Mr. Cutler previously served as director of the Company from July 1993 until May 1999, at which time he did not stand for reelection.

     Donald J. Ekman became a director of the Company in July 1993 and has been the Executive Vice President of Legal Affairs since August 2000. Before the appointment to his current position, Mr. Ekman served as the General Counsel of the Company beginning in March 1994 and as a Vice President from 1994 until he became a Senior Vice President in May 1996. Before joining the Company, Mr. Ekman was in the private practice of law.

     S. Douglas Glendenning became a director of the Company in December 2000. Mr. Glendenning is the owner of SDG Investments, a private holding company with investments in restaurants, real estate, lending and publicly traded securities. Mr. Glendenning served as a Director, Chief Operating Officer and President of Lone Star Steakhouse & Saloon Inc. from January 1991 until April 1996. From 1980 until 1991, Mr. Glendenning served in various capacities at Coulter Enterprises, Inc., a large Pizza Hut franchisee. The majority of his tenure there was as Senior Vice President of Operations.

     William P. Zebe became a director of the Company in July 1998. Mr. Zebe is the President and principal shareholder of Bardo Equities LLC, a real estate development company. Previously, Mr. Zebe was employed by the Company as National Vice President of Real Estate in May 1994 and, subsequently, as Senior Vice President of Development from

January 1996 until his departure in June 1998. Before he joined the Company, Mr. Zebe worked from June 1992 to April 1994 at Blockbuster Entertainment, most recently as the Real Estate Manager for the Western Zone.

Recommendation by the Board of Directors

     The Board of Directors recommend a vote "FOR" all of the nominees. Unless authority to vote for a director or directors is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the director nominees named below. If any nominee is unable or unwilling to serve as a director, proxies may be voted for substitute nominees. If a quorum of shareholders is represented at the Annual Meeting, the five nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

                               BOARD OF DIRECTORS

     Directors are elected at each annual meeting of shareholders, although vacancies resulting from an increase in the size of the Board between annual meetings may be filled by either the Board of Directors or by the shareholders. Directors hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Meetings and Standing Committees of the Board of Directors

     During 2001, the Board of Directors held seven meetings. Each director attended all of the meetings of the Board and the meetings of committees of which he was a member.

     The Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee and the Real Estate Committee.

     The Audit Committee consists of Messrs. Cutler, Glendenning and Zebe. The Board of Directors has determined that the members of the Audit Committee all met the independence requirements of Nasdaq by the deadline of June 14, 2001. Pursuant to the written charter for the committee adopted by the Board of Directors in 2000, the Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's independent public auditors and has the power, subject to any action that may be taken by the full Board, to select, evaluate and, where appropriate, replace the independent public accountants for the Company. The Audit Committee met six times during 2001. For additional information about the Audit Committee, see "Audit Committee Matters" below. A copy of the Audit Committee charter was attached as an exhibit to the Company's proxy statement for the 2001 Annual Meeting of Shareholders and can be found at the SEC's Internet website at http://www.sec.gov.

     The Compensation Committee consists of Messrs. Cutler, Glendenning and Zebe. The Compensation Committee reviews the Company's compensation philosophy and programs and exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers. The Compensation Committee held four meetings during 2001.

     The Stock Option Committee consists of Messrs. Cutler and Glendenning. The Board of Directors has delegated general authority for making option grants under the Company's 1993 Stock Incentive Plan and 2001 Stock Incentive Plan to the Stock Option Committee. The Committee meets with management and the Compensation Committee to determine individuals to whom option grants are made and the price and terms of any grants. The Stock Option Committee met four times during 2001.

     The Nominating Committee consists of Messrs. Cutler, Glendenning and Zebe. The Nominating Committee reviews and selects candidates for election onto the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders who wish to submit names to the Nominating Committee for consideration at the 2003 Annual Meeting of Shareholders should do so in writing, during the time periods described in "Shareholder Proposals" below, addressed to the Nominating Committee, c/o Corporate Secretary, Hollywood Entertainment Corporation, 9275 SW Peyton Lane, Wilsonville, Oregon 97070. The nomination must set forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, all information that would be required, pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder, (iii) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from shareholders in support of such nomination. The nomination must be accompanied by the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and the Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director of the Corporation. During 2001, the Nominating Committee held one meeting.

     The Real Estate Committee consists of Messrs. Zebe, Wattles and Ekman. The Real Estate Committee was created with authority to provide direction and approval on real estate lease sites. During 2001, the Real Estate Committee held one meeting.

Directors' Compensation

     Each director who is not an officer of the Company has been granted an option to purchase 15,000 shares of the Company's Common Stock for serving on the Board of Directors. The right to exercise these options to purchase the underlying shares vests on May 30, 2003. Nonemployee directors are also reimbursed for reasonable expenses incurred in attending meetings.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership as of March 31, 2002 of Common Stock of the Company by (i) the Chief Executive Officer, (ii) each of the other four most highly compensated executive officers and a departed executive officer of the Company, (iii) each of the directors, (iv) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock and (v) all of the named executive officers and directors as a group. The address for each of the named executive officers and directors is 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                             No. of Shares          Percentage
Name                                                                       Beneficially Owned      of Shares (1)
----                                                                       ------------------      -------------
Mark J. Wattles (2) .................................................        5,440,600(3)               9.3%
Scott R. Schultze ...................................................          133,334(3)               *
Roger J. Osborne ....................................................          100,000(3)               *
F. Bruce Giesbrecht .................................................          100,000(3)               *
Donald J. Ekman .....................................................          135,467(3)               *
David G. Martin (4) .................................................          280,000                  *
James N. Cutler, Jr. ................................................           90,000(3)               *
S. Douglas Glendenning ..............................................          251,000(3)(5)            *
William P. Zebe .....................................................          164,000(3)(6)            *
Par Investment Partners, L.P.                                                5,718,200(7)               9.8%
c/o Par Capital Management, Inc.
One Financial Center, Suite 1600
Boston, MA 02111
All directors and executive officers as a group (9 persons) .........        6,694,401(3)             11.5%

------------

(1) Percentages in the table are calculated based on 58,238,058 shares of Common Stock outstanding on March 31, 2002.
(2) For additional information, see "Employment Arrangements and Certain Transactions" below.
(3) Includes the following shares that may by acquired within 60 days after March 31, 2001 pursuant to the exercise of options: Mr. Wattles, 1,500,000 shares; Mr. Schultze, 133,334 shares; Mr. Osborne, 100,000 shares; Mr. Giesbrecht, 100,000 shares; Mr. Ekman, 116,667 shares; Mr. Cutler, 90,000 shares; Mr. Glendenning, 90,000 shares; Mr. Zebe, 130,000 shares; and all directors and executive officers as a group, 2,260,001 shares.

(4) Mr. Martin's employment with the Company ended effective June 30, 2001. Under a Separation and Severance Agreement, Mr. Martin exercised options to acquire 200,000 shares that became exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements and Certain Transactions" below. The number of shares of Common Stock reported as beneficially owned by Mr. Martin is based on information supplied by Mr. Martin.
(5) Includes 11,000 shares owned by trusts for his children.
(6) Includes 1,493 shares held in the individual retirement account of his wife and 1,653 shares owned by trusts for his children.
(7) Based on a Schedule 13G/A dated February 14, 2002, Par Investment Partners, L.P., Par Group, L.P. and Par Capital Management, Inc. reported sole voting and disposition power with respect to all shares beneficially owned.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information as to the compensation paid or accrued in the last three years to the Chief Executive Officer, each of the four other most highly compensated executive officers for the year ended December 31, 2001 and a departed executive officer of the Company.

                                                                                           Long-term
                                                  Annual Compensation                     Compensation
                                  ---------------------------------------------------   ---------------
                                                                                           Securities
                                                       Annual                              Underlying
Name and Principal Position            Year            Salary             Bonus             Options
-------------------------------   -------------   ---------------   -----------------   ---------------
Mark J. Wattles ...............      1999(1)        $      0.00       $        0.00         500,000(2)
 Founder, Chairman of the Board      2000           $433,237.00       $        0.00               0
 and Chief Executive Officer         2001           $945,814.00       $3,960,368.00(3)    3,000,000

Scott R. Schultze (4) .........      2000           $191,965.00       $   18,067.00         180,000(2)
 Executive Vice President,           2001           $365,794.00       $   93,067.00         400,000
 Chief Operating Officer

Roger J. Osborne ..............      1999           $229,883.00       $        0.00               0
 Executive Vice President            2000           $270,673.00       $   48,837.00          60,000(2)
 of Operations                       2001           $357,494.00       $   99,317.00         300,000

F. Bruce Giesbrecht ...........      1999           $196,042.00       $   94,833.00               0
 Executive Vice President            2000           $256,250.00       $  103,742.00         132,000(2)
 of Business Development             2001           $296,875.00       $  116,817.00         300,000

Donald J. Ekman ...............      1999           $204,404.00       $        0.00               0
 Executive Vice President            2000           $229,095.00       $  103,487.00         180,000(2)
 of Legal Affairs, Director          2001           $295,833.00       $  110,567.00         350,000
 And Secretary

David G. Martin (5) ...........      1999           $294,438.00       $        0.00         200,000
 Former Chief Financial              2000 (6)       $400,000.00       $   16,247.00         200,000
 Officer                             2001           $415,565.00       $  118,067.00               0

------------

(1) In 1999, at Mr. Wattles' suggestion, the Board of Directors authorized contributions to charitable organizations instead of paying additional compensation to him.
(2) These options were cancelled during 2001.
(3) Bonus includes a stock grant of 3,000,000 shares of Common Stock as part of 3-year employment agreement with a fair market value at the time of the grant of $3,270,000.00
(4) Mr. Schultze joined the Company in 2000.
(5) Mr. Martin's employment with the Company ended effective June 30, 2001. Under a Separation and Severance Agreement, Mr. Martin exercised options to acquire 200,000 shares that became exercisable on January 25,

    2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements and Certain Transactions" below.

(6) Annual salary excluded $113,037.40 in relocation expenses paid by the Company.

Employment Arrangements and Certain Transactions

     Effective October 24, 2000, Jeffrey Yapp's employment as our President and Chief Operating Officer was terminated. We entered into a Separation and Severance Agreement with Mr. Yapp pursuant to which we agreed to pay Mr. Yapp's salary and to provide him health insurance coverage for up to 18 months from the effective date of his resignation, depending upon whether he obtained new employment. Effective November 2001, as a result of Mr. Yapp's subsequent employment, we discontinued making payments and providing benefit coverage under the agreement. Mr. Yapp also retained an option to purchase 25,000 shares of Common Stock by November 1, 2001, while all of his other stock options were cancelled as of October 24, 2000. Mr. Yapp exercised the option to purchase 25,000 shares and then sold the stock. In accordance with the terms of the severance agreement, the proceeds from the sale of the shares were used, first to pay for tax withholdings and other tax payments, with the remainder to repay, in part, loans from us with an outstanding principal balance of $920,000 plus accrued interest. A portion of the remaining amount will be repaid with the proceeds of the sale of his home with any remaining amounts being forgiven.

     Effective January 25, 2001, the Compensation Committee unanimously approved a 3-year employment agreement between us and Mark J. Wattles, to serve as our Chief Executive Officer and President. Pursuant to the agreement, Mr. Wattles receives an annual salary of $975,000 and was granted 3 million shares of Common Stock under our 1993 Stock Incentive Plan (with a market value of $3.28 million on the date of the grant) and an option to purchase 3 million shares under our 2001 Stock Incentive Plan, vesting ratably over three years, at an exercise price of $1.09 per share, the closing price of a share of Common Stock on the grant date. The agreement also prohibits Mr. Wattles from competing with us for two years following the termination of his employment. Competition is generally defined by reference to the degree of market area overlap with our stores.

     Pursuant to rights granted in the January 2001 employment agreement, in July 2001, a company controlled by Mr. Wattles, Boards, Inc. ("Boards"), opened two Hollywood Video stores in Oregon as a licensee of ours. These stores are operated by Boards and are not included in the 1,801 stores operated by us. Mr. Wattles is the majority owner of Boards. Under the license arrangement, Boards will pay us $25,000 per store, a royalty of 2% of revenue and may purchase products and services from us. At December 31, 2001, Boards owed us approximately $623,000 for fees, services, and product including rental inventory to open the stores. This outstanding balance owed by Boards was fully paid to us in February 2002. The scope of the license is limited to 20 stores.

     Effective February 3, 2001, the Board of Directors adopted a Change of Control Plan for Senior Management. Under this plan, upon a change in control of the Company, the rights to exercise 50 percent of the unexercisable stock options held by Senior Vice Presidents and all of the unexercisable stock options held by Executive Vice Presidents, the President and the Chief Executive Officer will vest. In addition, all outstanding Company loans to Executive Vice Presidents, the President and the Chief Executive Officer will be forgiven at that time. If the employment of any Senior Vice President or Executive Vice President, the President or Chief Executive Officer is terminated for any reason except for cause or if one of these officers quits for a good reason (including a relocation greater than 25 miles, a reduction in salary, or a substantial change in the nature or status of the officer's responsibilities) within two years after the change in control, that officer will receive two years of base pay together with bonus and medical premiums as severance payments.

     David G. Martin's employment as our Chief Financial Officer ended effective June 30, 2001. We entered into a Separation and Severance Agreement with Mr. Martin, dated as of April 1, 2001, pursuant to which Mr. Martin will receive 12 months of salary at a rate of pay equal to his salary at the time his employment ended and an amount equal to 50 percent of the bonus he otherwise would have received as a full-time employee at year end 2001 at the level of Executive Vice President. Mr. Martin exercised options to acquire 200,000 shares of Common Stock that became exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. Mr. Martin will continue to be covered under our health insurance policy during the twelve month severance period and premiums will be deducted from his severance pay. If he so elects, Mr. Martin may continue coverage for an additional six months at his expense.

     Bruce Wattles, the father of Mark J. Wattles, was retained as a consultant for our Game Crazy division by our former President and was paid a monthly fee of $10,000. After the appointment of Mark J. Wattles as President in early 2001, we terminated the consulting arrangement. In addition, Game Trader Entertainment, Inc. ("Game Trader"), a company controlled by Bruce Wattles, provides game testing services and computer generated game instructions for use in each Hollywood Video store. This same service was used by our largest competitor as well as others in the game rental industry. These services were negotiated by our prior President at a price that we believe is at or below the price paid by our competitors. The total amount paid in 2000 and 2001 to Bruce Wattles and Game Trader was $392,312 and $387,715, respectively.

     At both December 31, 2000 and 2001, Donald J. Ekman, Executive Vice President of Legal Affairs, was indebted to us in the amount of $120,000 in respect of loans that we made to him. These loans are unsecured, bear interest at the rate of 8.0% per annum and mature on December 31, 2003. At both December 31, 2000 and 2001, F. Bruce Giesbrecht, Executive Vice President of Business Development, was indebted to us in the amount of $590,000 in respect of loans that we made to him. These loans are unsecured, bear interest at the rate of 8.0% per annum and mature on December 31, 2003.

     Three relatives of Mr. Wattles and two relatives of Mr. Giesbrecht are employed by us, none of them as an executive officer. Each of these persons was hired pursuant to our standard hiring practices, and none of them reports directly to Mr. Wattles or Mr. Giesbrecht. The annual compensation of these employees ranges from approximately $62,200 to $140,000, and each is compensated at a rate within the standard range for employees in the applicable category.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Retail Stores Composite Index ("S&P Retail") for the period commencing on December 31, 1996 and ended on December 31, 2001. The graph assumes that $100 was invested in the Company's Common Stock and each

[THE FOLLOWING INFORMATION WAS ALSO REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

------------------------------------------------------------------------------------------------------------------
                                        12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
------------------------------------------------------------------------------------------------------------------
Hollywood Entertainment Corportion        100           57.40       147.15        78.30         5.73        77.17
------------------------------------------------------------------------------------------------------------------
S&P 500                                   100          135.86       172.09       205.70       184.84       160.73
------------------------------------------------------------------------------------------------------------------
S&P Retail                                100          143.14       229.19       276.15       230.88       250.28
------------------------------------------------------------------------------------------------------------------

Stock Option Grants in Last Fiscal Year

     The following table provides information regarding all stock options granted in 2001 to the executive officers named in the Summary Compensation
Table:

                                             Individual Grants
                               ----------------------------------------------
                                                 Percent of                                             Potential
                                   Numbers         Options                                     Realizable Value at Assumed
                                  of Shares      Granted to       Exercise                     Annual Rates of Stock Price
                                  Underlying      Employees        Price                     Appreciation for Option Term(2)
                                   Options        in Fiscal         per         Expiration   -------------------------------
Name                           Granted (#) (1)      Year      Share ($/share)      Date            5%             10%
----                           ---------------   ----------   ---------------   ----------   --------------  ---------------
Mark J. Wattles .............     3,000,000         28.35%         $1.09          3-30-10      $4,001,851      $7,782,880
Scott R. Schultze ...........       400,000          3.78%         $1.09          3-30-10      $  533,580      $1,037,717
Roger J. Osborne ............       300,000          2.84%         $1.09          3-30-10      $  400,185      $  778,288
F. Bruce Giesbrecht .........       300,000          2.84%         $1.09          3-30-10      $  400,185      $  778,288
Donald J. Ekman .............       350,000          3.31%         $1.09          3-30-10      $  466,883      $  908,003
David G. Martin .............       200,000          1.89%         $1.09          3-30-10      $  266,700      $  518,859

------------

(1) The options for all of the named officers become exercisable ratably over a period of three years on each anniversary of the grant date.
(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Aggregated Option Exercises in 2001 and December 31, 2001 Option Values

     The following table indicates for all executive officers named in the Summary Compensation Table (i) stock options exercised during 2001, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of December 31, 2001 and (iii) the value of "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock:

                                                                 Number of
                                                             Shares Underlying                  Value of
                                                                Unexercised                   Unexercised
                           Number of                              Options                 In-the-Money Options
                            Shares                          at Fiscal Year End             at Fiscal Year End
                           Acquired          Value            (Exercisable/                   (Exercisable/
                        on Exercise (#)   Realized ($)        Unexercisable)              Unexercisable) ($)(1)
                        ---------------   ------------   --------------------------    ---------------------------
Mark J. Wattles ......         0                0             400,000 (exercisable)                0 (exercisable)
                                                          3,100,000 (unexercisable)    $42,030,000 (unexercisable)

Scott R. Schultze ....         0                0                   0 (exercisable)                0 (exercisable)
                                                            400,000 (unexercisable)     $5,604,000 (unexercisable)

Roger J. Osborne .....         0                0                   0 (exercisable)                0 (exercisable)
                                                            300,000 (unexercisable)     $4,203,000 (unexercisable)

F. Bruce Giesbrecht ..         0                0                   0 (exercisable)                0 (exercisable)
                                                            300,000 (unexercisable)     $4,203,000 (unexercisable)

Donald J. Ekman ......         0                0                   0 (exercisable)                0 (exercisable)
                                                            350,000 (unexercisable)     $4,903,500 (unexercisable)

David G. Martin (2) ..         0                0                  0 (exercisable)                 0 (exercisable)
                                                           200,000 (unexercisable)        $2,802,000 (exercisable)

------------

(1) Based on the closing price of $15.10 on December 29, 2001.
(2) Mr. Martin's employment with the Company ended effective June 30, 2001. Pursuant to a Separation and Severance Agreement, Mr. Martin exercised options to acquire 200,000 shares of Common Stock that became exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements and Certain Transactions."

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     S. Douglas Glendenning, James N. Cutler, Jr., and William P. Zebe were members of the Compensation Committee during 2001. No committee member participates in committee deliberations or recommendations relating to his own compensation.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of the undersigned members of the Board of Directors. The Compensation Committee reviews the compensation levels of the Company's executive officers, makes recommendations to the Board of Directors regarding compensation and, in connection with the Stock Option Committee, during 2001, had the authority to grant options and other awards under the Company's stock incentive plans.

Compensation Principles

     The Company is committed to providing a competitive compensation program to attract and retain the best people available. The compensation program is intended to:

     o Attract and retain key individuals critical to the long-term success of the Company.

     o Support a performance-oriented environment in which everyone is working together in pursuit of a common goal.

     o Promote ownership in the Company to encourage long-term growth and profitability and the enhancement of shareholder value.

Compensation Elements

     The Company's executive compensation program consists of three elements: base salary, annual bonuses and stock options.

     Base Salary. Although not based on any formal survey data, the Company sets base salaries for executive officers near what it perceives to be the middle range of compensation levels for comparable positions in comparable companies. Subjective judgements regarding the impact the individual has on the Company, the skills and experience required by the job and the performance of the individual are key factors in determining base salary levels.

     Bonuses. Annual cash bonuses have been paid in the past and may be paid in the future to reward executive officers for Company and individual performance during the year.

     Stock Options. Stock options are the principal performance-based element of the Company's executive compensation program. The Company believes stock options provide significant compensation based on Company performance as reflected in the stock price, create a valuable retention device through standard three-year vesting schedules and help align the interests of officers and shareholders. Option grants have generally been based on levels believed to provide appropriate incentives for each position in the Company.

     As described above, the foregoing are generally the elements used by the Company in its compensation programs for executive officers. In the process of hiring and retaining an executive officer, however, the Company may also utilize cash and stock bonuses or other incentives to attract key individuals.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Under IRS regulations, the $1,000,000 cap on deductibility does not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option exercise price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's policy generally to grant options that meet the requirements of the IRS regulations. For example, only the Stock Option Committee, consisting of two outside directors within the definition of Section 162(m), makes grants to those employees whose compensation is subject to Section 162(m) limitations.

     Chief Executive Officer Compensation. Based on informal market information and judgment, the Company believes Mr. Wattles' compensation package is in the range of compensation for comparable positions at comparable companies.

                                              Compensation Committee

                                              James N. Cutler, Jr.
                                              S. Douglas Glendenning
                                              William P. Zebe

                             AUDIT COMMITTEE MATTERS

Report of the Audit Committee

     The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting process and is more fully described in its charter, which the Board approved and adopted.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the Company's management and has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees." In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                              Audit Committee

                                                James N. Cutler, Jr.
                                                S. Douglas Glendenning
                                                William P. Zebe

Principal Accounting Firm Fees

     The Company incurred the following fees for services performed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, in fiscal 2001:

   Audit fees .............        $468,500
   All other fees .........        $476,781(1)(2)
                                   --------
   Total ..................        $945,281

     (1) The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal accountant's independence.

     (2) Represents the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for 2001, including services related to the Company's registration statement, equity offering, amended filings and audit of financial statements of Hollywood Management Company for 1998 through 2000, a vendor contract audit, 401-K audit and tax minimization projects. None of the above fees were for services related to financial system design or financial system implementation fees.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP were the Company's independent accountants for 2001 and have been selected as the Company's independent accountants for 2002. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire to do so.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee charter, reference to the independence of the Audit Committee members and Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10 percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors have been complied with, except that Roger G. Osborne filed an Initial Statement of Beneficial Ownership of Securities late.

                              SHAREHOLDER PROPOSALS

     Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matter to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented. For the 2003 Annual Meeting of Shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company after March 16, 2002, proxy voting on that proposal when and if raised at the Annual Meeting will be subject to the discretionary voting authority of the designated proxy holders.

     Shareholders wishing to present proposals for action at an annual meeting of shareholders must do so in accordance with the Company's Bylaws. To be timely, notice by the shareholder must be in writing, delivered to or mailed and received at the principal executive office of the Company, generally no earlier than 120 days before the first anniversary of the date of the mailing of the proxy statement for the annual meeting the previous year and no later than the later of 90 days before the anniversary. The date of the 2002 Annual Meeting of Shareholders, however, is more than 30 days before the anniversary date of the 2001 Annual Meeting; consequently, to be raised by a shareholder at this year's Annual Meeting, notice of a proposal must have been delivered to the Company no earlier than 120 days before the Annual Meeting and no later than 10 days following the day on which public announcement of the date of the meeting is first made by the Corporation.

     For purposes of the Company's 2003 Annual Meeting, such notice, to be timely, must be received at the principal executive offices of the Company no later than January 1, 2003 and no later than January 30, 2003. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in proxy materials for the 2003 Annual Meeting must be received at our principal office by January 1, 2003. Any shareholder proposal must include the information specified in the Company's Bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to Eric O. English, Senior Vice President and General Counsel of the Company.

                                     Donald J. Ekman
                                     Executive Vice President of
                                     Legal Affairs and Secretary

Wilsonville, Oregon
April 30, 2002

                       HOLLYWOOD ENTERTAINMENT CORPORATION

                                      PROXY

        The undersigned, revoking all prior proxies, hereby appoints Mark J. Wattles, Eric O. English and Donald J. Ekman, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Hollywood Entertainment Corporation (the "Company") to be held on Thursday, May 30, 2002 or at any adjournment thereof all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

[ ]      FOR all nominees listed below (except as marked to contrary below).

[ ]      WITHHOLD AUTHORITY
         to vote for all nominees listed below.

         Nominees:   Mark J. Wattles, James N. Cutler, Jr., Donald J.
                     Ekman, S. Douglas Glendenning, William P. Zebe

        (To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.)

        This proxy is solicited on behalf of the Company's Board of Directors. The shares represented by this proxy will be voted in accordance with the instructions given. The Board of Directors recommends a vote FOR each of the nominees.

        Unless contrary instructions are given, the shares will be voted for the Nominees and on any other business that may properly come before the meeting in accordance with the recommendations of management.

You have the option of voting using any of the following methods:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                               (See reverse side)

                           (Continued from other side)

        Receipt is acknowledged of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 2001 Annual Report on Form 10-K relating to this meeting.

Date ___________, 2002                   _______________________________________
                                                     Signature

                                         _______________________________________
                                                Signature (if held jointly)



                                          IMPORTANT: Please sign exactly as your
                                          name appears on this card. Persons
                                          signing as executor, administrator,
                                          trustee, custodian or in any other
                                          official or representative capacity
                                          should sign their full title.


[ ]    Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.